REVISED EXHIBIT A
To the Distribution Plan of the Allianz Variable Insurance Products Trust (formerly USAllianz Variable Insurance Products Trust)

Funds of the VIP Trust

AZL BlackRock Global Allocation Fund
AZL DFA Five-Year Global Fixed Income Fund
AZL DFA International Core Equity Fund
AZL DFA U.S. Core Equity Fund
AZL DFA U.S. Small Cap Fund
AZL Emerging Markets Equity Index Fund (Class 2)
AZL Fidelity Inst. Asset Mgmt. Multi-Strategy Fund
AZL Fidelity Inst. Asset Mgmt. Total Bond Fund (Class 2)
AZL Gateway Fund
AZL Government Money Market Fund
AZL International Index Fund (Class 2)
AZL MetWest Total Return Bond Fund
AZL Mid Cap Index Fund (Class 2)
AZL Morgan Stanley Global Real Estate Fund (Class2)
AZL MSCI Enhanced Bond Index Fund
AZL MSCI Global Equity Index Fund
AZL Russell 1000 Growth Index Fund (Class 2)
AZL Russell 1000 Value Index Fund (Class 2)
AZL S&P 500 Index Fund (Class 2)
AZL Small Cap Stock Index Fund (Class 2)
AZL T. Rowe Price Capital Appreciation
Fund

Fees:
0.25% per annum of average daily net assets.

Updated:  5/17/19